Exhibit 21.1
CYTRX CORPORATION
Subsidiaries of the Registrant


						       Percentage
Name of Subsidiary          State of Incorporation    of Ownership
----------------------      ----------------------    ------------
Custom Adjuvants, Inc.            Georgia                  100%

Proceutics, Inc.                  Delaware                 100%

Vetlife, Inc.                     Delaware                 100%

Vaxcel, Inc.                      Delaware                 100%